Exhibit 99.1

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the first nine months of 2007.
Operations during the first nine months of the year produced net income of $3,377,000 or $2.35 per share of common stock. This compares to income of $3,361,000 for the same period a year ago, an increase of .48%. Return on Average Assets (ROAA) for the nine month period ended September 30, 2007 was 1.21% and Return on Average Equity (ROAE) was 11.80%. This compares to ROAA of 1.33% for the first nine months of 2006 and ROAE of 12.76% for the same period.
Assets have increased 6.46% since December 31, 2006 and at September 30, 2007 totaled $380,397,000. The balance of shareholders’ equity at September 30, 2007 was $39,470,000.
Income for the third quarter of 2007 was $1,133,000 compared to income of $1,156,000 for the same quarter in 2006, a decline of 1.99%.  ROAA for the quarter was 1.20% and ROAE was 11.76%.
During the quarter, Highlands paid dividends to its shareholders of 25 cents per share.
Butch Porter, President and Chief Executive Officer, in commenting on the year to date results stated, “Although growth in income for the company, on a year over year basis, has not been as strong as in recent years, the Company has continued to report vigorous return on assets and return on equity, even as the base of assets and shareholders’ equity continues to expand. We remain pleased that the Company’s return to its shareholders continues to compare favorably with many other financial institutions comparable in size to Highlands.”
Highlands Bankshares, Inc. is a bank holding company operating eleven banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and insurance services through its wholly owned subsidiary HBI Life Insurance Company.
Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.